EXHIBIT 99
FOR IMMEDIATE RELEASE
Wednesday, February 6, 2008
R.G. BARRY/DEARFOAMS REAFFIRMS FY2008 GUIDANCE
Accessory Footwear Marketer Reports 2nd Quarter/1st Half Results
PICKERINGTON, Ohio — Wednesday, February 6, 2008 — Accessory footwear marketer R.G. Barry Corporation, the Dearfoams company (AMEX-DFZ), today said that despite the weak holiday performance reported by some of its retailer customers, it experienced improved retail sell-through rates during the 2007 holiday season and it expects revenue and earnings for the 2008 fiscal year to fall within its previously issued guidance.
Reporting its second quarter and first half operating results for the period ended December 29, 2007, the Company said that its projected increase in net sales for the full fiscal year is expected to be in the lower end of its previously issued 4-to-8 percent range; and that the anticipated increase in income from continuing operations, before taxes and excluding the fiscal 2007 gain of $878,000 on the sale of land, is expected to be in the upper end of its previously issued 6-to-10 percent range.
The Company also reiterated that its operating results for the periods met its expectations and reflected a planned shift in its historic patterns of revenue and earnings performance from the first half to the second half of this fiscal year. The shift is principally related to the Company becoming the sole supplier of replenishment slippers for its largest mass-market customer.
For the second quarter of fiscal year 2008, the Company reported:
•	Net earnings of $4.1 million or $0.39 per basic share and $0.38 per diluted share compared to $20.3 million or $2.03 per basic share and $1.96 per diluted share in the second quarter of fiscal 2007;
•	Net sales of $38.6 million compared to $39.5 million reported for the corresponding period of fiscal 2007;
•	Gross profit as a percent of sales increased in the quarter to 40.8 percent from 38.4 percent in the comparable quarter of fiscal 2007; and
•	Selling, general and administrative expenses increased to $9.3 million versus $8.6 million in the equivalent period of fiscal 2007.
For the first half, the Company reported:
•	Net earnings of $7.8 million, or $0.75 per basic share and $0.74 per diluted share, versus net earnings of $26.6 million or $2.65 per basic share and $2.57 per diluted share in the comparable period one year ago;
•	Net sales of $70.7 million versus $74.8 million in the first half one year ago;
•	Gross profit as a percent of sales at 42.2 percent compared to 40.1 percent in the comparable period of fiscal 2007; and
•	Selling, general and administrative expenses of $17.6 million, up from $16.8 million in the equivalent period last year.

The Company’s second quarter and first half fiscal 2008 net earnings reflected income tax expense of $2.4 and $4.6 million, respectively, while results from the comparable periods in fiscal 2007 reflected the income tax benefit of $12.9 and $12.8 million, respectively, which resulted from the reversal of the Company’s deferred tax asset valuation allowance in the second quarter of fiscal 2007. Second quarter net earnings for fiscal 2007 also benefited from the previously mentioned gain on the sale of land.
Management Comments
“We are quite pleased with our overall performance during another very difficult, highly-promotional season at retail,” said Greg Tunney, President and Chief Executive Officer. “Our success resulted in great part from the flexibility of our business model and our very broad presence across many retail channels. Our business with mass merchandisers and warehouse clubs was especially good this holiday season.
“The net sales decline reported today primarily reflects a shift in sales to the second half of this year due to our largest customer selecting us as their single resource for year-round basic replenishment slippers. This retailer previously bought these products from three suppliers of which we were the largest. The first phase of this major initiative involved selling inventory already in the retailer’s stores and warehouses to make way for fresh, new R.G. Barry products. To accommodate this effort, we did not ship to this customer in November, December or January. This month, we will begin restocking their stores and distribution centers and as a result, meaningfully increase our second half business this year and our annual business going forward.
“Our strategy of diversification of products, channels and brands within the accessory footwear category is now just beginning to add some balance to the highly seasonal nature of our business. While the impact of this strategy will be modest in this fiscal year, we believe that by continuing to introduce products like our Terrasoles casual hybrid footwear and our licensed Superga canvas active fashion footwear, we will lessen our reliance on one selling season and one product category.
“We also believe that significant, profitable growth opportunities still exist in our core business. We are investing heavily in development and marketing support for our existing Dearfoams family of brands; and we are taking advantage of opportunities in the slipper category with extensions like our NCAA-licensed My College Footwear and our newly licensed Nautica slippers, both of which we will introduce this fall.
“Our business is healthy and growing. We plan to continue refining our existing businesses and seeking out and investing in new opportunities to fuel real, sustainable, profitable growth. Our goal continues to be becoming the number one global accessory footwear company,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 10:00 a.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call will available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen live via the Internet, simply log on at
<http://www.videonewswire.com/event.asp?id=45208>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Wednesday, Feb. 13, 2008, by calling (800) 642-1687 or (706) 645-9291 and using passcode 31490170. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in our own distribution centers and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Roy Youst, Director Corp. Comm./Investor Relations 614.729.7275
Daniel Viren, Senior Vice President Finance/CFO 614.864.6400
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
					% Increase
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006	Decrease
Net sales	$38,555	$39,527	$70,685	$74,818	-5.5%
Cost of Sales	22,813	24,337	40,884	44,809	-8.8%

Gross profit	15,742	15,190	29,801	30,009	-0.7%

Gross profit (as percent of sales)	40.8%	38.4%	42.2%	40.1%

Selling, general and administrative expenses	9,340	8,562	17,605	16,768	5.0%
Gain or disposal of land	—	(878)	—	(878)
Restructuring and asset impairment (credit) charges	—	(2)	—	72	-100.0%

Operating profit	6,402	7,508	12,196	14,047	-13.2%

Other income	35	51	50	96	-47.9%
Interest income (expense), net	79	(257)	178	(536)	-133.2%

Income from continuing operations, before income tax	6,516	7,302	12,424	13,607	-8.7%

Income tax expense (benefit)	2,434	(12,929)	4,576	(12,849)	NM

Earnings from continuing operations	4,082	20,231	7,848	26,456	-70.3%

Earnings (loss) from discontinued operations	—	80	—	153	-100.0%

Net earnings	$4,082	$20,311	$7,848	$26,609	-70.5%

Earnings per common share: continuing operations
Basic	$0.39	$2.02	$0.75	$2.64	-71.6%

Diluted	$0.38	$1.95	$0.74	$2.56	-71.1%

Earnings per common share: discontinued operations
Basic	$—	$0.01	$—	$0.01	-100.0%

Diluted	$—	$0.01	$—	$0.01	-100.0%

Earnings per common share: total
Basic	$0.39	$2.03	$0.75	$2.65	-71.7%

Diluted	$0.38	$1.96	$0.74	$2.57	-71.2%

Average number of common shares outstanding
Basic	10,426	10,040	10,411	10,030

Diluted	10,640	10,384	10,664	10,358

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
(unaudited)

	December 29, 2007	December 30, 2006	June 30, 2007
ASSETS
Cash & Short term investments	$24,195	$14,843	$18,207
Accounts Receivable, net	10,305	13,703	6,860
Inventory	14,428	12,172	14,639
Prepaid expenses and other current assets	2,723	9,550	7,192
Assets held for disposal	—	—	2,788

Total current assets	51,651	50,268	49,686

Net property, plant and equipment	3,095	2,569	2,255

Other assets	11,468	7,811	11,587

Total Assets	$66,214	$60,648	$63,528

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,278	2,668	2,278
Accounts payable	6,753	4,860	7,443
Other current liabilities	2,065	5,336	3,412
Liabilities associated with assets held for sale	—	—	2,357

Total current liabilities	11,096	12,864	15,490

Long-term debt	233	331	272
Accrued retirement costs and other	10,828	11,517	11,551
Shareholders’ equity, net	44,057	35,936	36,215

Total liabilities & shareholders’ equity	$66,214	$60,648	$63,528